UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, DC 20549 FORM 8-K CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 17, 2005

The Boston Beer Company, Inc. (Exact name of registrant as specified in its chapter)

Massachusetts (State or other jurisdiction of incorporation)	001-14092 (Commission File Number)	04-3284048 (IRS Employer Identification No.)

75 Arlington Street, Boston, MA (Address of principal executive offices)		02116 (Zip Code)

Registrant's telephone number, including area code (617) 368-5000

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4© under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01. Entry into a Material Definitive Agreement.

      At its meeting on February 17, 2005, the Compensation Committee of the Company's Board of Directors approved bonuses for the Company's Chief Executive Officer, Martin F. Roper, and its Chairman, C. James Koch, with respect to 2004 performance and set bonus objectives for 2005.

      The 2004 bonus for Mr. Roper totaled $149,500 and was based on achieving targeted cost reductions and implementing new strategic initiatives. The Committee approved 2005 bonus opportunities for Mr. Roper equal to 80% of salary, with an incremental 64% tied to achieving certain goals that would require substantial out-performance of the Company's financial plan for the year. Mr. Roper's objectives for 2005 as a percentage of his bonus opportunities, including the out-performance goals, are approximately as follows:

Depletions Growth and Other Revenue Goals	56%
Increased Gross Profit and Other Cost Reductions	17%
Strategic Initiatives and Stock Price	28%

      The Committee set Mr. Roper's base salary for 2005 at $567,000, up from his 2004 salary of $530,675.

      The 2004 bonus approved for Mr. Koch was $47,100 and was based on targeted increases in the trading price of the Company's stock. Mr. Koch has the potential for an incremental 2004 bonus of $56,400 based on 2004 depletions growth relative to the market. Final determination of Mr. Koch's 2004 bonus is expected in April.

      The Committee approved 2005 bonus opportunities for Mr. Koch equal to 100% of salary. Mr. Koch's objectives for 2005 as a percentage of his bonus opportunities are approximately as follows:

Depletions Growth	30%
Relative Depletions Growth	30%
Gross Profit	15%
Stock Price	25%

The Committee set Mr. Koch's base salary for 2005 at $195,000, up from his 2004 salary of $188,320.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Boston Beer Company, Inc. (Registrant)

Date: February 22, 2005	/s/ Martin F. Roper

Martin F. Roper Chief Executive Officer (Signature)*

*Print name and title of the signing officer under his signature.

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